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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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                STEMCELLS CANCELS WARRANTS ISSUED TO MILLENNIUM;
                       RAISES $5 MILLION IN NEW FINANCING

PALO ALTO, CALIF., DECEMBER 6, 2001 - StemCells, Inc. (Nasdaq: STEM) announced today that it has cancelled the adjustable warrants issued in July 2000 and June 2001 to Millennium Partners, L.P. The cancellation, which followed a final exercise of both warrants on a cashless basis for 176,101 shares, terminates the possibility of future adjustments under which the warrants could have become exercisable for additional shares. The Company has no further adjustable warrants outstanding.

StemCells also announced today that it has completed a $5 million financing transaction with a wholly owned subsidiary of Millennium Partners, L.P., which purchased 5,000 shares of a new series of 3 percent cumulative convertible preferred stock and a warrant to purchase 350,877 shares of common stock. StemCells received the entire $5 million purchase price at the closing.

The holder can convert the preferred stock into common stock at a fixed price, subject to adjustment for stock splits, distributions and reclassifications only. The securities issued in this transaction have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register for resale the shares of common stock underlying the preferred stock and the warrant.

Cantor Fitzgerald & Co. acted as advisor to the Company in these transactions.

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StemCells, Inc. uses proprietary technology to isolate, purify and expand stem or progenitor cells that are found in human tissue and which are at least committed to become the mature cells of the organ from which they were derived. The goal is to use these cells to repair or repopulate neural or other tissue that has been damaged or lost due to disease or injury.

Apart from statements of historical facts, the text of this press release constitutes forward looking statements regarding, among other things, the future business operations of StemCells, Inc., or of StemCells California, Inc., its wholly-owned subsidiary (collectively, "the Company"). The Company's actual results may vary materially from those contemplated in the forward looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company's ability to obtain the capital resources needed to conduct the research, pre-clinical development and clinical trials necessary for regulatory approvals; the fact that the Company's stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether any products that may be generated in the future in the Company's stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; and others that are described in Exhibit 99 to the Company's Annual Report on Form 10-K entitled "Cautionary Factors Relevant to Forward Looking Statements."

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StemCells, Inc.
Martin McGlynn, President & CEO
650-475-3100, ext. 108

Trout Group/BMC Comm. Group
212-477-9007
Jonathan Fassberg (investors) ext. 16
Brad Miles (media) ext. 17